Exhibit 23.2

Consent of Independent Registered Public Accounting Firm – Ernst & Young LLP

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2001 Stock Option, Deferred Stock and Restricted Stock Plan of Impac Mortgage Holdings, Inc. of our report dated May 19, 2008, with respect to the consolidated financial statements as of December 31, 2007 and for the two years in the period ended December 31, 2007 of Impac Mortgage Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Orange County, California

September 2, 2009